UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE

SECURITIES EXCHANGE ACT OF 1934

CAPTIVA SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0104275
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10145 Pacific Heights Boulevard, San Diego, California	92121
(Address of principal executive office)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of class)

EXPLANATORY NOTE

Captiva Software Corporation (the “Company”) hereby amends and updates certain information in Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on September 10, 1997.

Item 1.	Description of Registrant’s Securities to be Registered.

The Company and EquiServe Trust Company, N.A. (“EquiServe”) entered into the Third Amendment to Rights Agreement, dated as of October 20, 2005 (the “Rights Agreement Amendment”), to the Rights Agreement, dated as of September 9, 1997, as amended (the “Rights Agreement”), between the Company and EquiServe, as Rights Agent. The Rights Agreement Amendment provides that neither the approval, execution or delivery of the Agreement and Plan of Merger (the “Merger Agreement”), dated October 20, 2005, by and among the Company, EMC Corporation (“EMC”) and Epiphany Merger Corporation (“Merger Sub”) or the voting agreements entered into by EMC and Merger Sub relating thereto, nor the commencement or (prior to termination of the Merger Agreement) consummation of the transactions contemplated by the Merger Agreement or the related voting agreements, will cause EMC, Merger Sub or any of their affiliates or associates to become an Acquiring Person under the Rights Agreement or result in a Distribution Date, a Flip-In Event or a Stock Acquisition Date (as each such term is defined in the Rights Agreement), or otherwise trigger any Rights under the Rights Agreement.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, a copy of which is filed herewith as Exhibit 4.4 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number		Description
4.1	(1)	Rights Agreement, dated as of September 9, 1997 between the Company (f/k/a Cornerstone Imaging, Inc.) and BankBoston, N.A., including the Certificate of Designation of Series A Junior Participating Preferred Stock, Form of Right Certificate and Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B and C, respectively

4.2	(2)	Amendment to Rights Agreement, dated as of October 5, 2001, among the Company (f/k/a ActionPoint, Inc.), Fleet National Bank (f/k/a BankBoston, N.A.) and EquiServe Trust Company, N.A.

4.3	(3)	Second Amendment to Rights Agreement, dated as of March 4, 2002, between the Company (f/k/a ActionPoint, Inc.) and EquiServe Trust Company, N.A.

4.4	(4)	Third Amendment to Rights Agreement, dated as of October 20, 2002, between the Company and EquiServe Trust Company, N.A.

(1)	Incorporated by reference to Exhibit 1 filed with the Company’s Registration Statement on Form 8-A filed with the Commission on September 10, 1997 (File No. 000-22292)

(2)	Incorporated by reference to Exhibit 4.4 filed with the Company’s Annual Report on Form 10-K filed with the Commission on March 29, 2002 (File No. 000-22292)

(3)	Incorporated by reference to Exhibit 4.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on March 20, 2002 (File No. 000-22292)

(4)	Incorporated by reference to Exhibit 4.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on October 21, 2005 (File No. 000-22292)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 28, 2005	CAPTIVA SOFTWARE CORPORATION

	By:	/s/ Rick Russo
		Name:	Rick Russo
		Title:	Chief Financial Officer